UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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TAUBMAN CENTERS, INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On July 27, 2017, Land & Buildings Investment Management, LLC (together with its affiliates, “Land & Buildings”) terminated its solicitation efforts to call a special meeting of shareholders of Taubman Centers, Inc. (the “Company”). Land & Buildings will not deliver any written requests received from shareholders to call a special meeting of shareholders of the Company.

Also on July 27, 2017, Land & Buildings issued the following press release:

Land and Buildings Responds to Taubman Centers Corporate Governance Updates

- While Announcement Represents Progress, It is Disappointing that Taubman’s Board Acted Only in Response to Land and Buildings’ Special Meeting Solicitation to Seek Shareholder-Friendly De-staggering and Board Refreshment, Which the Announced Changes Fall Short of -

- Leading Corporate Governance Professional Charles Elson and Seasoned Retail REIT Executive David Contis Would Make For Valuable Appointments to the Board Before the 2018 Annual Meeting -

- Taubman Must Now Prove Commitment to Shareholders by Adding Qualified and Independent Board Candidates with Shareholder Input to Ensure Shareholder Voices are Truly Heard and Represented in the Boardroom -

- Land and Buildings Remains Focused on Ensuring that Taubman Unlocks Value for Shareholders -

Stamford, CT, July 27, 2017 – Land & Buildings Investment Management, LLC (together with its affiliates, "Land and Buildings") today commented on Taubman Centers, Inc.’s (NYSE: TCO) (“Taubman,” “Taubman Centers” or the "Company”) announcement regarding updates to its corporate governance, specifically, Taubman’s promised board refreshment and declassification commitments:

“Given that these announced changes only came about as a result of Land and Buildings running a special meeting solicitation to ensure a shareholder-friendly board de-staggering and refreshment, we must continue to question Taubman’s commitment to best-in-class corporate governance. Further, the governance changes fall short of what is needed, as only three directors will stand for election in 2018, and it will now take three full years to de-stagger the Board.

We believe it is in shareholders’ best interests that the declassification of the Board take place immediately and that the directors recently elected at the 2017 Annual Meeting, who we believe were elected only as a result of Taubman’s eleventh hour governance promises, voluntarily agree to stand for re-election at the 2018 Annual Meeting, together with the directors elected in 2015. If Bobby Taubman and Myron Ullman truly, “appreciate and value the perspectives of shareholders,” they should be committed to letting shareholder voices be heard and therefore stand for re-election at the next Annual Meeting.

To ensure that Taubman properly executes operating and capital allocation initiatives to realize the Company’s full potential, shareholder input must be taken into account by the Nominating and Corporate Governance Committee of the Board. The potential Board nominees, at a minimum, should meet the following criteria:

•	Be appointed only after engagement with, and general agreement from, independent shareholders;
•	Be truly independent directors, without the myriad of connections to the Taubman family and various conflicts afflicting the current Board;
•	Possess real operational and industry experience in the real estate sector and be highly-regarded industry leaders; and
•	Possess track records of driving true corporate governance reform at the board-level – of the type that will be vital to reverse the course of value destruction at Taubman.

In our view, these requirements are not only reasonable but necessary given the track record of entrenchment and shareholder disenfranchisement demonstrated by the Taubman Board. Charles Elson, who a majority of common shareholders supported at the 2017 election, would serve as an excellent candidate for appointment to the Board. Not only would he be able to ensure that the corporate governance enhancements that are urgently needed at Taubman actually take place, but he has already received near unanimous support from active shareholders, as well as unanimous support from all three of the independent proxy voting advisory firms (ISS, Glass Lewis and Egan-Jones).

Another excellent candidate would be David Contis, who recently was the President of mall operations at Simon Property Group for six years. Previously, Mr. Contis served as President of real estate at Sam Zell’s Equity Group Investments for five years and spent more than 20 years at Equity Group Investments. This experience, in addition to his time spent as Chief Operating Officer at Macerich for nearly 10 years, demonstrates that he would be exactly the type of credible change agent this Company needs. We remain concerned, however, that the Board will not consider the qualified candidates we suggest, given that our discussions with the Company after the 2017 Annual Meeting resulted in the Company’s request for a significant standstill from Land and Buildings.

Given that Taubman has finally provided a level of detail around its intended actions to improve its governance, Land and Buildings is discontinuing its solicitation to call a special meeting of shareholders. We appreciate the support we have received from our fellow shareholders.

We believe that there is still substantial opportunity to materially improve operating results and capital allocation in order to unlock value at Taubman, and we fully intend to continue advocating for shareholders by ensuring that the Board has not simply taken a reactive stance due to shareholder pressure, but rather, that a true change in culture takes place at Taubman.”

Complaint to Enforce Charter

Land and Buildings is proceeding with its Complaint asking the Court to enforce the Ownership Limit outlined in Taubman’s Charter.

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Media Contact:
Dan Zacchei / Jaimee Pavia

Sloane & Company

212-486-9500

Dzacchei@sloanepr.com

JPavia@sloanepr.com

Investor Contact:

Edward McCarthy

D.F. King & Co., Inc.

212-493-6952

emccarthy@dfking.com